SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2007

Commission File Number: 000-49620

Cobalis Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	91-1868007 (I.R.S. Employer Identification No.)

2445 McCabe Way, Suite 150, Irvine, CA 92614
(Address of principal executive offices) (Zip Code)

(949) 757-0001
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_| Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement

As previously reported, on December 20, 2006, ("Agreement Date") the Registrant, Cobalis Corp., a Nevada corporation ("we"), entered into a Securities Purchase Agreement with Cornell Capital Partners, L.P. ("Cornell Capital") pursuant to which we agreed to issue up to an aggregate principal amount of $3,850,000 of convertible debentures ("Purchase Price"). Of that amount, the $2,500,000 convertible secured debenture (the “Closing Debenture”) has been issued and was funded on or about December 23, 2006.

The first $675,000 convertible debenture (the “Filing Debenture”), attached hereto as Exhibit 10.6.1, has been issued and funded as of the date of this report. On February 20, 2007, we filed a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) registering up to 10,583,737 shares of common stock pursuant to a Registration Rights Agreement between us and Cornell Capital dated December 20, 2006 (the “Rights Agreement”). Accordingly, we have received aggregate gross proceeds of $3,175,000 as of the date of this report.

The second $675,000 convertible secured debenture (the “Final Debenture”) is schedule to be issued and funded within three days of the Registration Statement being declared effective by the SEC, and in the event that we have also obtained shareholder approval to increase our authorized shares of common stock to 100,000,000 shares. There is no guarantee that the SEC will declare the registration statement effective or that we will obtain shareholder approval to increase our authorized shares.

The Filing Debenture is convertible at the option of Cornell Capital any time up to maturity at a conversion price equal to the lesser of the fixed conversion price of $0.9955, or the market conversion price, defined as 90% of the average of the lowest three daily volume weighted average trading prices per share of our common stock during the fifteen trading days immediately preceding the conversion date, as quoted by Bloomberg, LP. We may, at our option, redeem the debenture beginning after four months after the Registration Statement is declared effective by the SEC, in the event that occurs.

The Filing Debenture has a two-year term and accrues interest at 8% per year payable in our common stock at the rate equal to the conversion price of the debenture in effect at the time of payment. Interest and principal payments on the Filing Debenture is due on the maturity date of February 20, 2009.

The Filing Debenture, like the Closing Debenture and the Final Debenture, is secured by a security agreement with Cornell Capital, which is secured by all our assets, including, but not limited to, assets acquired from Gene Pharmaceuticals, LLC, including the patents for our primary product under development, pursuant to an Asset Pledge Statement. The debentures are also secured by a pledge of 8,400,000 of the shares of our common stock which are owned by Radul Radovich, one of our directors, and his affiliated entities, which comprises approximately 23.6 % of our currently issued and outstanding common stock. Finally, our officers and directors have executed lock-up agreements restricting the sale of shares of our common stock that they own for a period extending for 30 days after all amounts due under the convertible debentures have been paid.

We plan to use the proceeds for general corporate purposes and for working capital. From the proceeds of the Filing Debenture, we agreed to also pay Yorkville Advisors a fee of 10% of each tranche of the Purchase Price. Therefore, the net proceeds to us from the Filing Debenture equal $607,500.

Issuance of the securities sold was exempt from registration pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act. The securities were sold to an accredited investor in a private transaction without the use of any form of general solicitation or advertising. The underlying securities are “restricted securities” subject to applicable limitations on resale.

Item 2.03	Creation of a Direct Financial Obligation.

See Item 1.01 above.

Item 3.02	Unregistered Sales of Equity Securities

See Item 1.01 above.

Item 8.01	Other Events

On February 22, 2007, we issued the press release announcing the closing on the financing transaction described above with Cornell Capital as set forth in Exhibit 99.1.

Item 9.01	Exhibits

10.6.1	Secured Convertible Debenture (“Filing Debenture”) for $675,000
99.1	Press Release dated February 22, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cobalis Corp.

Date: February 22, 2007	By:	/s/ Chaslav Radovich
Chaslav Radovich, President
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